Exhibit 3.3

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

VAALCO ENERGY, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

VAALCO Energy, Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: That the Restated Certificate of Incorporation was filed on September 24, 1997 with the Secretary of State of the State of Delaware, as further amended by an amendment filed on June 25, 1998.

SECOND: The amendment effected hereby was duly authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.

THIRD: That Section 2 of Article Five of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended to read in its entirety as set forth below:

“SECTION 2.  NUMBER, ELECTION AND TERMS OF DIRECTORS.  Except as otherwise fixed pursuant to the provisions of Article Four hereof relating to the rights of the holders of any class or series of stock having a preference over the Common Stock as to dividends or upon liquidation to elect additional directors under specified circumstances, the number of directors of the corporation shall be fixed from time to time by or pursuant to the bylaws; provided that such number shall not be less than three nor more than fifteen.  Until the date of the 2010 annual meeting of stockholders, the directors, other than those who may be elected by the holders of any class or series of stock having preference over the Common Stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, each as nearly equal in number as possible.  From and after the date of the 2010 annual meeting of stockholders, the Board of Directors shall not be classified and directors shall be elected at each annual meeting for a one-year term expiring at the next annual meeting.”

FOURTH.  This Amendment shall be effective upon the filing hereof.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name effective the 3rd day of June, 2009.

/s/ VAALCO ENERGY, INC.

(Authorized Officer)